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                                                                       EXHIBIT 5

                           JONES, DAY, REAVIS & POGUE
                               3500 SunTrust Plaza
                              303 Peachtree Street
                           Atlanta, Georgia 30308-3242
                                 (404) 521-3939

                                November 15, 2001

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia  20191

        Re:     Registration Statement for 6% Convertible Senior Notes due 2011

Dear Sirs:

         We are acting as counsel for Nextel Communications, Inc., a Delaware corporation (the "Company"), in connection with the resale by certain selling security holders of up to $1,000,000,000 aggregate principal amount of the Company's 6% Convertible Senior Notes due 2011 (the "Notes") and the shares of Class A Common Stock, par value $.001 per share (the "Common Stock"), issuable upon conversion of the Notes.

         In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that (i) the aggregate principal amount of Notes being registered for resale are validly issued and outstanding obligations of the Company and (ii) to the extent that shares of Common Stock are issued upon conversion of the Notes, such shares of Common Stock will be duly authorized, validly issued, fully paid, and non-assessable.

         Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

                  We hereby consent to the filing of this opinion as Exhibit 5 to Registration Statement No. 333-69312 on Form S-3 (the "Registration Statement") filed by the Company to effect registration of the Notes and shares of Common Stock under the Securities Act of 1933 (the "Act") and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                   Very truly yours,


                                   /s/ JONES, DAY, REAVIS & POGUE